CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN REDACTED BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

ADMINISTRATIVE SERVICE AGREEMENT

This Administrative Service Agreement (the “Agreement”), effective as of May 1, 2016 is made by and between Nationwide Financial Services, Inc. (“NFS”) and New York Life Investment Management LLC and NYLIFE Distributors LLC (New York Life Investment Management LLC and NYLIFE Distributors LLC are collectively referred to herein, as the context requires, as the “Company”);

WHEREAS, the Company is responsible for certain administrative functions associated with each series of MainStay VP Funds Trust (each a “Fund”) set forth on Exhibit A, which may be amended from time to time; and

WHEREAS, NFS or its designee provide certain administrative and shareholder services to the owners of certain variable annuity contracts and/or variable life insurance policies (collectively, the “Variable Products”) issued by Nationwide Life Insurance Company, and Nationwide Life and Annuity Insurance Company, (collectively, “Nationwide”) through certain Nationwide Variable Accounts; and

WHEREAS, the Funds will be included as underlying investment options for the Variable Products issued by Nationwide through the Variable Accounts pursuant to a Fund Participation Agreement previously or contemporaneously entered into by Nationwide and the Company and/or Funds; and

WHEREAS, the Company recognizes substantial savings of administrative expenses as a result of NFS or its subsidiaries performing certain administrative and shareholder services (“Services”) on behalf of the Funds; and

NOW, THEREFORE, NFS and the Company, in consideration of the undertaking described herein, agree that the Funds will be available as underlying investment options in the Variable Products issued by Nationwide, subject to the following:

1.

NFS or its designee agrees to provide Services for the contract owners of the Variable Products who choose the Funds as underlying investment options. Such Services will include those described on Exhibit B.

2.

In consideration for the Services to be provided by NFS to the Variable Products pursuant to this Agreement, the Company will calculate and pay NFS a fee (“Service Fee”) at an annualized rate equal to the rates shown on Exhibit A of the average daily net assets of each Fund held by the Variable Accounts during the period in which they were earned.

3.

The Service Fees will be paid to NFS as soon as practicable, but no later than 30 days after the end of the period in which they were earned. The Service Fees will be paid on a quarterly or monthly basis.

4.

NFS and the Company agree that the Service Fee described in this Agreement is for administrative and shareholder services only and does not constitute payment in any manner for investment advisory services or the cost of distribution of the Funds. NFS agrees that if any of its compensation pursuant to this Agreement (as indicated on the MainStay Fund Fee Schedule) is paid pursuant to a plan adopted under Rule 12b-1 under the 1940 Act, that the provisions of this Agreement relating to such compensation: (a) will only renew each year so long as such renewal is approved by a vote of the governing board of each Fund (including a majority of the “non-interested” board members (as defined in the 1940 Act) who have no direct or indirect financial interest in the operation of the Rule 12b-1 Plan or this Agreement (“Independent Board Members”); (b) may be terminated at any time, without the payment of any penalty, by vote of a majority of the Independent Board Members; (c) may be terminated by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund on not more than 60 days’ written notice; and (d) will automatically terminate upon the assignment of this Agreement or such provisions. Furthermore, NFS understands that the Funds’ governing boards will review, at least quarterly, a written report of the amounts expended pursuant to this Agreement pursuant to such Rule 12b-1 Plans and the purposes for which such expenditures were made. In connection with such reviews, NFS will furnish such information as the Company or such boards may reasonably request. The parties agree that any Rule 12b-1 fees paid under this agreement shall be in consideration of appropriate services as permitted under any applicable laws, rules and regulations. The Company agrees that all the fee amounts due to NFS under this Agreement will continue to be payable should such Rule 12b-1 Plan be terminated, modified, or suspended for any reason. The source of funds for the payment of any and all fees payable under this Agreement shall be solely determined by the Company, in compliance with all applicable laws, rules, and regulations relating to such fees.

5.

The parties agree that a Service Fee will be paid to NFS according to this Agreement with respect to each Fund as long as shares of such Fund are held by the Variable Accounts and NFS provides the services in consideration of the Service Fee. This provision will survive termination of this Agreement and the termination of the related Fund Participation Agreement with Nationwide.

6.

Either party may terminate this Agreement by at least 90 days’ written notice to the other. In addition, NFS or the Company may terminate this Agreement immediately upon written notice to the other: (1) if required by any applicable law or regulation; (2) if NFS or the Company engage in any material breach of this Agreement; or (3) in the event of an assignment as defined by Section 2(a)(4) of the Investment Company Act of 1940. This Agreement will terminate immediately and automatically with respect to Funds held in the Variable Accounts upon the termination of the Fund Participation Agreement which governs a Fund’s inclusion as an underlying investment option in the Variable Products and in such event no notice is required under this Agreement.

7.	Each notice required by this Agreement shall be given by wire and confirmed in writing to:

If to NFS:

Nationwide Financial

One Nationwide Plaza, 5-04-206J

Columbus, Ohio 43215

Attention: AVP, External Funds Management

If to the Company:

New York Life Investment Management LLC

30 Hudson Street

Jersey City, NJ 07302

Attn: President

(with a copy to the Office of the General Counsel)

NYLIFE Distributors LLC

30 Hudson Street

Jersey City, NJ 07302

Attn: President

(with a copy to the Office of the General Counsel)

9.

This Agreement shall be construed and the provisions hereof interpreted in accordance with the laws of Delaware. This Agreement shall be subject to the provisions of the federal securities statutes, rules and regulations, including such exemptions from those statutes, rules and regulations as the Securities and Exchange Commission may grant and the terms hereof shall be interpreted and construed in accordance therewith.

10.

Each of the parties to this Agreement acknowledges and agrees that this Agreement and the arrangements described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements or arrangements with other entities.

11.	Each of the parties to this Agreement may disclose the annual fees payable to Nationwide under this Agreement as set forth in Exhibit A.

12.

This Agreement may not be assigned unless agreed to by the parties in writing, except that it shall be assigned automatically to any successor either party, and any such successor shall be bound by the terms of this Agreement.

SIGNATURE PAGE FOLLOWS

Each party hereby represents and warrants to the other that the persons executing this Agreement on its behalf are duly authorized and empowered to execute and deliver the Agreement and that the Agreement constitutes a legal, valid and binding obligation, and is enforceable in accordance with its terms.

NATIONWIDE FINANCIAL SERVICES, INC.

By:	/s/ Steven D Pierce
Name:	Steven D. Pierce
Title:	AVP, External Funds Management

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

By:	/s/ Stephen P. Fisher
Name:	Stephen P. Fisher
Title:	President

NYLIFE DISTRIBUTORS LLC

By:	/s/ Brian D. Wickwire
Name:	Brian D. Wickwire
Title:	Chief Operating Officer

EXHIBIT A

TO ADMINISTRATIVE SERVICE AGREEMENT

FUNDS	SERVICE FEES
MainStay VP Convertible Portfolio – Service 2 Class Shares	[***]*

*	Including [***]% paid for “service activities” pursuant to the Portfolio’s Rule 12b-1 Plan.

EXHIBIT B

TO ADMINISTRATIVE SERVICE AGREEMENT

Services Provided by NFS

Pursuant to the Agreement, NFS shall perform and incur expenses for all administrative and shareholder services with respect to the Variable Products and their contract owners, including but not limited to, the following:

1.

Maintaining separate records for each contract owner, which shall reflect the Fund shares purchased and redeemed and Fund share balances of such contract owners. NFS will maintain a single master account with each Fund on behalf of contract owners and such account shall be in the name of NFS (or its designee) as record owner of shares owned by contract owners.

2.	Disbursing or crediting to contract owners all proceeds of redemptions of shares of the Funds and all dividends and other distributions not reinvested in shares of the Funds.

3.

Preparing and transmitting to contract owners, as required by law, periodic statements showing the total number of shares owned by contract owners as of the statement closing date, purchases and redemptions of Fund shares by the contract owners during the period covered by the statement and the dividends and other distributions paid during the statement period (whether paid in cash or reinvested in Fund shares), and such other information as may be required, from time to time, by contract owners.

4.	Supporting and responding to service inquiries from contract owners.

5.	Maintaining and preserving all records required by law to be maintained and preserved in connection with providing the Services for contract owners.

6.	Generating written confirmations and quarterly statements to Contract owners/participants.

7.

Distributing to contract owners, to the extent required by applicable law, Funds’ prospectuses, proxy materials, periodic fund reports to shareholders and other materials that the Funds are required by law or otherwise to provide to their shareholders.

8.	Transmitting purchase and redemption orders to the Funds on behalf of the contract owners.

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN REDACTED BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

FIRST AMENDMENT TO

ADMINISTRATIVE SERVICE AGREEMENT

This First Amendment (“Amendment”) is effective as of May 17, 2017, and is made by and between Nationwide Financial Services, Inc. (“NFS”) and New York Life Investment Management LLC and NYLIFE Distributors LLC (New York Life Investment Management LLC and NYLIFE Distributors LLC are collectively referred to herein, as the context requires, as the “Company”). The Amendment amends the Administrative Services Agreement (“Agreement”) dated May 1, 2016.

WHEREAS, NFS and the Company desire to amend the Agreement to make additional share classes of the Funds available.

NOW, THEREFORE, Exhibit A of the Agreement is deleted in its entirety and replaced with the Exhibit A attached hereto.

FURTHER, all other items in the Agreement remain unchanged.

SIGNATURE PAGE FOLLOWS

Each party hereby represents and warrants to the other that the persons executing this Amendment on its behalf are duly authorized and empowered to execute and deliver the Agreement and that the Agreement constitutes a legal, valid and binding obligation, and is enforceable in accordance with its terms.

NATIONWIDE FINANCIAL SERVICES, INC.

By:	/s/ Steven D. Pierce
Name:	Steven D. Pierce
Title:	AVP, External Funds Management

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

By:	/s/ Stephen P. Fisher

Name:	Stephen P. Fisher

Title:	President

NYLIFE DISTRIBUTORS LLC

By:	/s/ Brian D. Wickwire
Name:	Brian D. Wickwire
Title:	Chief Operating Officer

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EXHIBIT A

TO ADMINISTRATIVE SERVICE AGREEMENT

FUNDS	SERVICE FEES
MainStay VP Portfolios – Service Class Shares	[***]% annually*
MainStay VP Portfolios – Service 2 Class Shares	[***]% annually*
MainStay VP Portfolios – Initial Class Shares	[***]% annually

*	Including [***]% paid for “service activities” pursuant to the Portfolio’s Rule 12b-1 Plan.

3